Exhibit 10.2
SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the 11th day of June, 2012, by and between Debra Heim (the “Employee”) and Chromadex, Corp. and any subsidiaries or affiliates thereof, including, without limitation, Chromadex, Inc. and ChromaDex Analytics, Inc. (collectively referred to herein as the “Company”).

WHEREAS, Employee and the Company are parties to an Executive Employment Agreement, dated as of February 21, 2012 and effective as of January 22, 2012 (the “Employment Agreement”);

WHEREAS, Employee is currently employed as the Company’s Chief Operating Officer and the President of its Consumer Products Division;

WHEREAS, this Agreement governs the terms of Employee’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Effective Date of Cessation of Employment.     Employee acknowledges that, as of the date of this Agreement, she has voluntarily resigned from her employment as the Company’s Chief Operating Officer and the President of its Consumer Products Division, and that such voluntary resignation is not for “Good Reason” (as such term is defined in the Employment Agreement).  The Company also acknowledges that the separation of her employment is not for “Cause” (as such term is defined in the Employment Agreement).  Employee agrees to execute any and all documents as may be reasonably necessary to confirm her voluntary resignation as an employee.  The Employee understands and agrees that, as of the date hereof, she is no longer authorized to conduct any business on behalf of the Company or to hold herself out as an officer, employee, agent or representative of the Company or to incur any expenses, obligations, or liabilities on behalf of the Company.

2. Severance.     As severance, the Company shall pay to Employee $75,929.00 (the “Severance Payment”), which amount shall be paid within ten (10) business days of the Employee’s execution of this Agreement.  The Severance Payment shall be made provided that Employee does not revoke her acceptance of the Agreement pursuant to Section 15 below.  The Severance Payment will be subject to any and all applicable taxes and withholdings.  On the tenth day following the Company’s receipt of an executed Agreement by the Employee, June21, 2012, the Severance Payment will be wired into the Employee’s bank account.  Notwithstanding anything to the contrary,  if timely payment is not made on June 21, 2012,  the Employee has the option in such event, in her sole and absolute discretion, to either (1) declare this Agreement null and void, and be free to enforce her rights under the Employment Agreement or any other claims she may have against the Company, or (2) seek to enforce the terms of this Agreement, in which case, if she is the prevailing party in any such action, she must be awarded her costs and reasonable attorneys’ fees, in addition to any damages for the breach of this Agreement.

Employee acknowledges and agrees that the Severance Payment provided to her, as set forth within the above paragraph, exceeds any and all payments and/or benefits that would otherwise be due to the Employee as severance and unpaid salary and benefits, and that Employee is not entitled to any other payments, salary, commissions, compensation or benefits from the Company aside from what is set forth within this paragraph.

In consideration for the receipt of the Severance Payment, the Employee agrees to make herself available, from time to time at the reasonable request of the Company, to assist management of the Company during the period commencing on the date hereof and terminating two (2) weeks here from.

3. Treatment of Securities.     The Employee has been issued 75,000 shares (the “Shares”) of common stock of the Company (the “Common Stock”), which Shares she shall be entitled to retain.  Other than with respect to the Shares, the Employee hereby relinquishes any and all rights and claims to any shares of Common Stock or options to purchase such shares of Common Stock and hereby cancels, waives, relinquishes and disclaims in all respects any and all claims and/or rights to record or beneficial ownership in and to such shares or options. The Secretary of Company shall record such cancellations and shall have the full power and authority to direct the transfer agent for the Company to cancel such shares and options on the books and records of the Company as attorney-in-fact for the Employee.

4. Employee Release.     In exchange for the consideration provided for in this Agreement, Employee irrevocably and unconditionally releases the Company, its predecessors, parents, subsidiaries, affiliates, and past, present and future officers, directors, agents, consultants, employees, representatives, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Releasees”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Employee or her predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Releasees, as set forth above, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of this Agreement (“Claims”).

Such release includes, but is not limited to, the violation of any express or implied contract; any federal, state or local laws, restricting an employer’s right to terminate employees, or otherwise regulating employment; workers compensation, wage and hour, or other employee relations statutes, executive orders, ordinance, or regulations, including any rights or claims under Title VII of the Civil Rights Act of 1964, as amended the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the WARN Act, the California Wage Orders, the California Labor Code Sections 207, 1183, and 6404.5, the California Occupational Safety and Health Act; AB 1825; the California Family Rights Act and/or any other state or local laws covering the same subject matter; tort (including, without limitation, negligent conduct, invasion of privacy and defamation); any federal, state, or local laws providing recourse for retaliation, wrongful discharge, dismissal or other obligations arising out of public policy, physical or personal injury, fraud, negligent misrepresentations, and similar or related claims. The laws referred to in this section include statutes, regulations, other administrative guidance, and common law doctrines. Any and all claims and/or disputes arising out of or relating to any of the foregoing shall be, and are, finally compromised, released and settled.

Notwithstanding the foregoing, this release does not include Employee’s right to enforce the terms of this Agreement.  Employee understands that this Agreement releases claims that she may not know about. This is Employee’s knowing and voluntary intent, even though Employee recognizes that someday she might learn that some or all of the facts that she currently believes to be true are untrue and even though she might then regret having signed this Agreement.

Except to enforce this Agreement, Employee agrees that she will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will she seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning her employment relationship with the Company and/or the termination thereof with respect to all of the claims released herein arising from the beginning of the world up to and including the date of execution of this Agreement (whether known or unknown to her and including any continuing effects of any acts or practices prior to the date of execution of this Agreement). Except for the payments and benefits set forth herein, Employee acknowledges that she has been paid all wages and other amounts due to her and that she is not entitled to any other payments or benefits of any kind.

If Employee should bring any action arising out of any Claims released under this Agreement, except to enforce this Agreement, she understands and recognizes that she will, at the option of the Company, be considered in breach of this Agreement and shall be required to immediately return any and all funds received pursuant to this Agreement.  Furthermore, if the Company should prevail concerning any or all of the issues so presented, Employee shall pay to the Company all of the costs and expenses associated with prosecuting a claim for breach, including reasonable attorney’s fees.

The Employee agrees that this Agreement does not constitute any admission by the Company that any personnel action it took with respect to the Employee was wrongful, unlawful, tortious, in contravention to the laws or public policies of the State of New York or California, in breach of any written or oral contract, or in violation of any federal statute, regulation, and/or constitutional provision.

5. Company Release.      In exchange for the consideration provided for in this Agreement, the Company, its predecessors, parents, subsidiaries, affiliates, and past, present and future officers, directors, agents, consultants, employees and representatives, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Company Releasors”) irrevocably and unconditionally releases Employee, her respective heirs, administrators, representatives, executors, successors, and assigns, of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Releasors ever had, now has, or hereafter can, shall, or may have, against the Employee, or her respective heirs, administrators, representatives, executors, successors, and assigns, as set forth above, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of this Agreement (“Company Claims”).  Such release includes, but is not limited to, the violation of any express or implied contract; any federal, state or local laws.  The laws referred to in this section include statutes, regulations, other administrative guidance, and common law doctrines. Any and all claims and/or disputes arising out of or relating to any of the foregoing shall be, and are, finally compromised, released and settled.

Notwithstanding the foregoing, this release does not include the Company Releasors’ rights to enforce the terms of this Agreement.  The Company Releasors understand that this Agreement releases all Company Claims that it or they may not know about. This is the Company Releasors’ knowing and voluntary intent, even though the Company Releasors recognize that someday it or they might learn that some or all of the facts currently believed to be true are untrue.

Except to enforce this Agreement, Company Releasors agree not to pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning Employee’s employment relationship with the Company and/or the termination thereof with respect to all of the Company Claims released herein arising from the beginning of the world up to and including the date of execution of this Agreement (whether known or unknown to her and including any continuing effects of any acts or practices prior to the date of execution of this Agreement).

If the Company Releasors should bring any action arising out of the Company Claims released under this Agreement, except to enforce this Agreement, the Company Releasors understand and recognize that they will, at the option of the Employee, be considered in breach of this Agreement and Employee will be entitled to keep the payments made hereunder as liquidated damages.  Furthermore, the Employee has the option in such event, in her sole and absolute discretion, to either (1) declare this Agreement null and void, and be free to enforce her rights under the Employment Agreement or any other claims she may have against the Company, or (2) seek to enforce the terms of this Agreement.  In such an event, if the Employee should prevail concerning any or all of the issues so presented, in addition to any damages awarded, Employee shall be entitled to an award of all costs and expenses associated with prosecuting such claim(s), including reasonable attorney’s fees.

The Company Releasors agree that this Agreement does not constitute any admission by the Employee that any actions she took with respect to the Company Releasors was wrongful, unlawful, tortious, in contravention to the laws or public policies of the State of New York or California, in breach of any written or oral contract, or in violation of any federal statute, regulation, and/or constitutional provision.

6. Restrictions on Competition and Solicitation.  Subject to Section 8 and Section 9 hereof, Employee and the Company agree that section 12 of the Employment Agreement shall be terminated and be of no further force or effect, provided, however, that its section 11 shall not terminate but remain in full force and effect.  Nothing contained herein shall be construed to impair or impede Employee's rights to continue to engage in the occupation in which she was engaged prior to becoming an Employee of the Company.

7. Company Information and Property.     Employee agrees to immediately return to the Company all Company property and information in her possession including, but not limited to, Company reports, customer lists, supplier lists, consultant lists, formulas, files, manuals, memoranda, computer equipment, access codes, discs, software, and any other Company business information or records, in any form in which they are maintained, including records or information regarding Company customers, suppliers and vendors, and Company products and product development, and agrees that she will not retain any copies, duplicates, reproductions, or excerpts thereof in any form. Employee further agrees that she will not, in any manner, make use of any Company property and information in any future dealings, business or otherwise, and acknowledges that any use of Company property and information in any future dealings, business or otherwise, would constitute a breach of this Agreement. Employee acknowledges that any breach of this section would cause irreparable injury to the Company for which there is no adequate remedy at law and in addition to any remedies that may be available to the Company in the event of a breach or threatened breach of this section by Employee, including monetary damages, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction which would prevent Employee from violating or attempting to violate the provisions of this section of the Agreement.  In seeking such an order, any requirement to post a bond or other undertaking shall be waived.  In any such action, the Company shall be entitled to an award of all reasonable costs and fees incurred in bringing such an action, including reasonable attorney’s fees.

8. Confidentiality.     The parties agree not to disclose, directly or indirectly, the underlying facts that led up to this Agreement or the terms or existence of this Agreement. The parties represent they have not and will not, in any way, publicize the terms of this Agreement and agree that its terms are confidential and will not be disclosed by the parties except they may discuss the terms of this Agreement with their attorneys, financial advisors, accountants, and as to the Employee, members of her immediate family, or, as to the Company, as required by law. The parties understand and agree that should a party violate this provision of the Agreement, the violating party will be responsible to the other party for damages to the other party, and as to the Employee, such damages include liquidated damages in the amount of any and all funds payable pursuant to this Agreement.  The Employee acknowledges and understands that such monetary relief shall not be a bar to the Company’s pursuit of injunctive relief.  Notwithstanding the foregoing, the Company acknowledges that any knowledge of the underlying facts that led up to this Agreement that are known to Jeffrey Himmel is not a breach of this provision by Employee.

9. D&O Insurance; Indemnity.  The Company agrees for a period of six (6) years that it shall cover Executive under the Company's directors' and officers' liability insurance on the same basis as it covers other senior executive officers and directors of the Company and covenants to renew such coverage in June of 2012 and to maintain such coverage for as long as it maintains such directors' and officers' liability insurance for other senior executive officers and directors.  Further, the Company and Employee acknowledge that the unsigned Indemnification Agreement attached hereto as Exhibit A, shall, in accordance with the terms thereof, expressly survive the separation of Employee as an officer and director of the Company.

10. Non-disparagement.     Employee represents and agrees that she shall refrain from making any written or oral statements to any person or entity with whom the Company (to the Employee’s reasonable knowledge) or Employee has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, ethics or business practices of the Company, its affiliates, employees, directors, officers, agents, representatives or clients, or which may reasonably be expected to damage the business, image or reputation of the Company, its affiliates, employees, directors, officers, agents, representatives, or clients.

The Company, its employees, directors and officers, represent and agree to refrain from making any written or oral statements to any person or entity with whom the Company or the Employee (to the Company’s or such other persons’ reasonable knowledge) has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, or ethics of the Employee.  Should there be any inquiry as to the Employee’s employment with the Company, the Company agrees to provide the following information: dates of Employee’s employment with the Company and position held by Employee, and will not otherwise comment about the Employee or about the Employee’s performance of her duties and responsibilities while employed by the Company.  Employee agrees that the Company shall publicly disseminate the press release attached hereto as Exhibit B. The Company agrees that after the effective date of this Agreement, except as required by law, Employee shall have final approval on any press releases or any public statements that mention, allude or concern her or actions taken by her, which approval shall not be unreasonably withheld, conditioned or delayed.

11. Future Cooperation.  Employee agrees to reasonably cooperate with the Company, its financial and legal advisors, in connection with any business matters for which the Employee’s assistance may be required and in any claims, investigations, administrative proceedings or lawsuits which relate to the Company and for which Employee may possess relevant knowledge or information.  The Employee will be compensated at her base salary under the Employment Agreement, prorated at a per diem rate, for any day, or part of a day, she assists the Company.  Any travel and accommodation expenses incurred by the Employee as a result of such cooperation will be reimbursed in accordance with the Company’s standard policies.

12. Applicable Law and Jurisdiction.     The Company and the Employee hereby expressly and irrevocably agree that this Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. The Company and the Employee hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this instrument or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the Company and the Employee hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The Company and the Employee waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13. Entire Agreement.     This Agreement may not be changed or altered, except by a writing signed by both parties. Until such time as this Agreement has been executed and subscribed by both parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such.  This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties, including the Employment Agreement, except as otherwise provided herein.

14. Assignment.     Employee has not assigned or transferred any Claim she is releasing, nor has she purported to do so.  If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.  Similarly, this Agreement binds the Company Releasors, its successors, and assigns, and will inure to the benefit of Employee and her respective heirs, administrators, representatives, executors, successors, and assigns.

15. Binding Effect.     This Agreement will be deemed binding and effective immediately upon its execution by the Employee; provided, however, that in accordance with the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), Employee’s waiver of ADEA claims under this Agreement is subject to the following: Employee may consider the terms of her waiver of claims under the ADEA for twenty-one (21) days before signing it and may consult legal counsel if Employee so desires. Employee may revoke her waiver of claims under the ADEA within seven (7) days of the day she executes this Agreement. Employee’s waiver of claims under the ADEA will not become effective until the eighth (8th) day following Employee’s signing of this Agreement. Employee may revoke her waiver of ADEA claims under this Agreement by delivering written notice of her revocation, via facsimile and overnight mail, before the end of the seventh (7th) day following Employee’s signing of this Agreement to: Mr. Thomas Varvaro, Chief Financial Officer, 10005 Muirlands Blvd., Suite G, Irvine, California 92618 (fax: 949-606-8763).  In the event that Employee revokes her waiver of ADEA claims under this Agreement prior to the eighth (8th) day after signing it, the remaining portions of this Agreement shall remain in full force in effect, except that the obligation of the Company to provide the payments and benefits set forth in Section 2 of this Agreement shall be null and void. Employee further understands that if Employee does not revoke the ADEA waiver in this Agreement within seven (7) days after signing this Agreement, her waiver of ADEA claims will be final, binding, enforceable, and irrevocable.

EMPLOYEE UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HER WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

16. Rights under the Consolidated Omnibus Budget Reconciliation Budget Reconciliation Act.  The Employee’s rights under the Consolidated Omnibus Benefit Reconciliation Act (hereinafter “COBRA”) shall commence upon the signing of this Agreement.  The Employee will be eligible for COBRA continuation of the Company’s group medical insurance plan for the period of eighteen (18) months following the execution date of this Agreement.  At the conclusion of the eighteen (18) months period, it is understood and agreed that Employee shall have no additional rights to continued health insurance coverage.

17. Acknowledgement.     Employee acknowledges that she: (a) has carefully read this Agreement in its entirety; (b) has been presented with the opportunity to consider it for at least twenty-one (21) days; (c) has been advised to consult and has been provided with an opportunity to consult with legal counsel of her choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with her independent legal counsel or has been provided with a reasonable opportunity to do so; (e) has had answered to her satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) is signing this Agreement voluntarily and of her own free will and agrees to abide by all the terms and conditions contained herein.

19.           Additional Acknowledgement.  The Employee hereby acknowledges that Sichenzia Ross Friedman Ference LLP has previously served as counsel to the Company and in the future may serve as counsel to the Company.  Such firm does not represent the Employee.  The Employee has been advised by the foregoing counsel that in connection with this Agreement and the matters described herein, Employee should retain counsel of her choice with respect to this Agreement and the matters herein, and to obtain the advice of other counsel inasmuch as important rights may be involved or affected relative to the matters herein.  No presumption against any party to this Agreement shall be asserted as a result of the drafting of or in connection with the drafting and negotiation of this Agreement and ancillary agreements.

Signatures below of the Employee and the Company’s authorized representative can be transmitted electronically via a scanned PDF document, or via facsimile, which are to be deemed as good as originals.   The Agreement can be executed in counterparts.

[signatures on next following page]

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the 8th day of June, 2012.

CHROMADEX CORP.

By:
Chief Financial Officer
By:
Debra Heim